EXHIBIT 5.1
July 29, 2005
Sybase, Inc.
One Sybase Drive
Dublin, CA 94568
Re:      Registration Statement on Form S-8 – Legality of Securities Being Registered
Ladies and Gentlemen:
I have examined the Registration Statement on Form S-8 of Sybase, Inc. (the “Company”) to be filed with the Securities and Exchange Commission on or about July 29, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,647,318 shares of the Company’s Common Stock, including 4,047,318 shares under the Sybase, Inc. Amended and Restated 2003 Stock Plan and 1,600,000 shares of Common Stock under the Amended and Restated 1991 Employee Stock Purchase Plan and the Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan. Such shares of Common Stock are referred to herein as the “Shares,” and such plans are referred to herein as the “Plans.”
As counsel for the Company in connection with this transaction, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the issuance and sale of the Shares pursuant to the Plans.
It is my opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.
I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/ DAN COHEN
Dan Cohen
Corporate Counsel